                                                                     Exhibit 5
                                                                     ---------

                               AMENDMENT NO. 4 TO
                 RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 4 TO RECAPITALIZATION AND STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of this 11th day of April, 1996, by and between CHANCELLOR CORPORATION, a Massachusetts corporation (the "Company"), VESTEX CORPORATION, a Massachusetts corporation (the "Purchaser"), and VESTEX CAPITAL CORPORATION, a Massachusetts corporation (the "Assignee" and, together with the Purchaser, "Vestex"), amends, modifies and supplements that certain Recapitalization and Stock Purchase Agreement dated as of September 20, 1994 among the Company, the Purchaser and Bruncor Inc., a New Brunswick corporation ("Bruncor") (as amended by Amendment No. 1 to Recapitalization and Stock Purchase Agreement dated as of November 18, 1994, that certain letter agreement dated as of February 28, 1995 ("Amendment No. 2"), and Amendment No. 3 to Recapitalization and Stock Purchase Agreement dated as of July 14, 1995, each among the Company, the Purchaser and Bruncor, the "Agreement") as the Agreement relates to the Company and the Purchaser, but not as it relates to Bruncor. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties hereto wish to amend, modify and supplement the Agreement upon the terms and conditions set forth hereinbelow;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Preferred Stock; Purchase Price; Expenses; Closing Date. The Assignee
         -------------------------------------------------------
hereby agrees to pay to the Company, by bank check or wire transfer, and in addition to amounts previously paid by the Purchaser to the Company pursuant to the Agreement, $1,350,000.00 (the "Purchase Price"). Upon receipt of the Purchase Price, the Company shall issue and deliver to the Assignee 5,000,000 shares of Series AA Convertible Preferred Stock (the "Preferred Stock") having the terms and conditions set forth on Exhibit A hereto. Immediately upon
                                      ---------
receipt of the Purchase Price, the Company shall reimburse to the Purchaser, by wire transfer, its costs and expenses in connection with due diligence, negotiation and closing the transactions contemplated hereby stipulated to be in the amount of $312,500.00. The payment by the Assignee to the Company of the Purchase Price, the reimbursement by the Company to the Purchaser of its costs and expenses, and the issuance by the Company to the Assignee of the Preferred Stock, shall take place at a closing (the "Preferred Stock Closing") to be held on the date of this Amendment (the "Closing Date"), or such later date to which the parties may agree (the "Delayed Closing Date"), but in no event later than May 14, 1996 (the "Final Closing Date"), in any case, at 10:00 a.m. at the offices of the Company. If the Preferred Stock Closing does not occur on or before the Final Closing Date, the Agreement, as amended hereby, shall be null and void.

     2.  Common Stock Offering; Modification of Preferred Stock Closing.  Vestex
         --------------------------------------------------------------
acknowledges that the Company is currently conducting an offering of up to 9,000,000 shares of its Common Stock (the "Common Stock Offering"). Notwithstanding anything contained herein to the contrary, the number of shares of Preferred Stock to be issued to the Assignee shall be reduced from 5,000,000 by that number of shares of Common Stock (if any) in excess of 4,000,000 for which subscriptions have been received by the Company on or before the Preferred Stock Closing, and the Purchase Price shall be reduced by $.27 per share for each share of Preferred Stock (if any) less than 5,000,000 issued to the Assignee at the Preferred Stock Closing. Upon the Preferred Stock Closing, the Common Stock Offering shall be terminated if subscriptions for 4,000,000 or more shares of Common Stock have then been subscribed for, or if fewer than 4,000,000 shares of Common Stock have then been subscribed for, the Common Stock

Offering shall be reduced to a maximum of 4,000,000 shares of Common Stock.

     3.   Other Closing Matters.  At the Preferred Stock Closing, the Company,
          ---------------------
the Assignee and/or the Purchaser (as the case may be) shall execute and deliver
(a) a Registration Rights Agreement in the form attached hereto as Exhibit B,
                                                                   ---------
(b) a Voting Agreement in the form attached hereto as Exhibit C, (c) Releases in
                                                      ---------
the forms attached hereto as Exhibit D, and (d) an Amendment to Consulting
                             ---------
Agreement in the form attached hereto as Exhibit E.
                                         ---------

     4.   Further Amendments to Agreement.  The Agreement is hereby further
          -------------------------------
amended by eliminating the Escrow Agreement and any references thereto, it being agreed that the Purchase Price shall be immediately available to the Company for working capital purposes. The date by which the Company's current severance policies shall be terminated pursuant to Article V(n)(iv) of the Agreement is hereby amended to be the anniversary of the Preferred Stock Closing.

     5.   Revised Schedules.  The Schedules to the Agreement are hereby revised
          -----------------
and restated in the forms attached hereto.

     6.  Affirmation of Agreement.  Except as modified, amended and supplemented
         ------------------------
hereby, the Agreement is hereby affirmed, ratified and approved as the legal, valid and binding agreement of the parties thereto, enforceable in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date and year first above written.

        CHANCELLOR CORPORATION             VESTEX CORPORATION


        By: /s/ Stephen G. Morison         By: /s/ Brian M. Adley
            ----------------------             ------------------

        Title: CEO                         Title: CEO
               -------------------                ---------------


        VESTEX CAPITAL CORPORATION



        By: /s/ Brian M. Adley
            ------------------

        Title: CEO
               ---------------



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